Exhibit No. 10(a)

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") made and entered into this ____ day of________, 2007,(the “Effective Date”) by and between CTS Corporation, an Indiana corporation ("CTS") and Vinod M. Khilnani, residing at 51500 Norwich Drive, Granger, Indiana 46530, ("Executive").

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions for the employment relationship of Executive with CTS.

NOW, THEREFORE, in consideration of the mutual premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.  Term; Duties. CTS agrees to employ Executive, and Executive agrees to be employed by CTS, on a full-time basis as President and Chief Executive Officer of CTS.  Executive shall have such duties, responsibilities and authority as are customarily incident to the principal executive office of a publicly traded corporation, except as otherwise expressly provided by the Board of Directors.  Executive shall report to the Chairman of the Board of Directors  The term of this Agreement shall commence on the Effective Date and continue for a period of two (2) years, and this period shall be referred to herein as the Term.

2.           Compensation and Benefits. In consideration of the employment of Executive with CTS, CTS shall pay to Executive such salary, bonuses and other compensation as shall be recommended from time to time by the Compensation Committee of the Board of Directors of CTS and approved by the Board of Directors; provided, however, that Executive's base salary shall not be less than the base salary in effect on the date of this Agreement, unless there is a general salary reduction affecting all CTS employees. Executive's base salary shall be payable in accordance with CTS' general payroll practices as in effect from time to time, subject to applicable withholdings. Executive shall be eligible to participate in CTS' incentive compensation plans on a basis no less favorable than that of other senior executive officers of CTS and to participate in CTS' pension, retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS, to the extent permitted by law. This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Executive may be entitled as an executive officer and as an employee of CTS, it being understood that Executive shall have the same rights and privileges as other senior executive officers and other salaried employees of CTS, to the extent permitted by law.

3.          Termination of this Agreement.

(a)           Death. In the event of Executive’s death, this Agreement shall terminate at the end of the calendar month during which death occurs. The terms of CTS’ employee benefit plans and of any other plans in which Executive then is a participant shall govern any right or entitlement that Executive's heirs or beneficiaries have or may have thereunder.

(b)           Disability. In the event of Executive's permanent and total disability during the Term, this Agreement shall terminate at the end of the calendar month during which a determination is made of Executive's permanent and total disability. A conclusive determination of Executive's permanent and total disability shall occur when Executive is placed on Permanent Inactive Disability Status under the CTS Corporation Pension Plan or a similar plan in which Executive is then a participant.

(c)           Voluntary Termination by Executive. This Agreement shall terminate at the end of the calendar month during which Executive voluntarily terminates employment with CTS.

(d)           Termination by CTS for Cause. This Agreement shall terminate immediately if Executive's employment with CTS is terminated for Cause by CTS. CTS may terminate Executive's employment for Cause at any time, without prior notice to Executive.  "Cause" shall mean willful neglect or material breach by Executive of the duties of Executive, Executive's gross dishonesty, material violation of CTS policies by Executive, to the substantial detriment of CTS, or any other conduct by Executive which materially prejudices the interests of CTS. Termination pursuant to this paragraph shall result in Executive's immediate forfeiture of all rights and privileges under this Agreement, excluding accrued salary, if any,which shall be immediately due and payable.

(e)           Termination by CTS.  If during the Term, CTS terminates Executive’s employment for any reason other than Cause, as set forth in Section 3(d) above, then CTS agrees to pay Severance Benefits to Executive, for a period of two (2) years beginning on the date which is six (6) months following the Executive’s date of termination of employment (referred to herein as the Severance Period.  Severance Benefits means: (i) the Executive’s base salary in effect at the time of termination of employment and (ii) annual incentive compensation in an amount equal to the Executive’s target annual incentive compensation for the calendar year ending prior to the date of termination of employment under this subparagraph. All base salary payments hereunder shall be made at CTS' regular pay intervals applicable to executive officers during the Severance Period. Incentive compensation will be paid on the first regular pay date next following March 1 of each year during the Severance Period.

(f)           Termination by Executive for Good Reason. If Executive terminates employment with CTS for Good Reason during the term, then CTS agrees to pay to the Executive the Severance Benefits in the amount and at the time described in Section 3(e). Good Reason shall mean, unless Cause exists, the occurrence, without the written consent of Executive, of an event constituting a material breach of this Agreement by CTS that has not been fully cured within ten days after written notice thereof has been given to CTS.

4.           Notice. Executive agrees that in the event that Executive elects to voluntarily terminate employment with CTS, he shall provide at least six (6) months notice prior to his termination date.

5.           Non-Competition and Non-Solicitation. Executive recognizes that his duties hereunder will entail the receipt of trade secrets and confidential information, which have been developed at substantial cost to CTS and its affiliates and which constitute CTS' valuable and unique property.  Accordingly, Executive agrees that it is reasonable and necessary for the protection of CTS' business interests that Executive not compete with CTS during his term of employment and for a reasonable period thereafter.  For a period of two years following the termination of Executive's service with CTS, Executive shall not, within the geographic areas Executive directly or indirectly oversaw or obtained trade secret or confidential information about while at CTS, including those areas in which CTS' customers are serviced by CTS, (i) perform the same or similar duties Executive performed for CTS; or(ii) on Executive's own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, CTS. Executive further agrees not to disclose any trade secrets or confidential information Executive was exposed to while at CTS to any competitor.  This provision shall not be deemed to restrict Executive's passive investment in any business or preclude Executive from serving as a director of any entity which is not in competition with CTS or where such competition is not substantial and Executive obtains the approval of the Board of Directors, which approval may not be unreasonably withheld.  For purposes of this Section 6, CTS shall include any and all direct and indirect subsidiaries, parents, affiliated or related companies of CTS.

Executive agrees that he shall refrain from soliciting or hiring any present or future employee of CTS for employment with another company, and further agrees that this obligation shall survive termination for a period of five (5) years.

6.           Effect on Other Agreements and Policies. This Agreement shall supersede the Employment Agreement entered into by Executive and CTS on October 4, 2005 and as of the Effective Date that agreement shall be deemed terminated and shall be of no further force or effect.  This Agreement shall not affect any other agreements between Executive and CTS pertaining to confidentiality of information, assignment of patents, equity compensation, retirement benefits or indemnification. In general, it is the intent of the parties that Severance Benefits under this Agreement shall not duplicate corresponding payments under any other agreement, policy, plan or arrangement.  In the event Executive is eligible to receive Severance Benefits under this Agreement, Executive shall not be eligible for benefits under CTS' Severance Pay-Exempt Salaried Employees Policy or any successor policy.

In the event that Executive is eligible under the terms of the Severance Agreement entered into by CTS and the Executive on September 19, 2002 (the "Change-in-Control Agreement") to receive Severance Compensation, as defined in the Change-in-Control Agreement, Executive shall not be eligible to receive Severance Benefits under this Agreement.  The relationship between eligibility for benefits under this Agreement and eligibility for benefits under any successor agreement to the Change-in-Control Agreement shall be determined by reference to such successor agreement.

7.           Successors and Assigns. This Agreement may be assigned by CTS to its successors and shall be binding upon its successors. This Agreement may not be assigned by Executive, but applicable benefits hereunder may inure to Executive's heirs or beneficiaries.

8.           Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

9.           Modifications. This Agreement cannot be modified orally.  All modifications to this Agreement must be in a written agreement, signed by the party against whom enforcement of any waiver, change, extension or discharge is sought. To the extent applicable, it is intended that the compensation arrangements under Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").  To the extent any provision in this Agreement is or will be in violation of Section 409A, the Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the intent of the parties is maintained to the maximum extent possible.  Reference to Section 409A includes any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury of the Internal Revenue Service.

10.           Governing Law; Venue; Attorney’s Fees. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of Indiana, with venue in any court of competent jurisdiction located in the State of Indiana. This Agreement shall be enforceable against CTS and its successors, agents and assignees by Executive or the personal representative of Executive's estate, if Executive is deceased ("the Personal Representative”). If Executive or the Personal Representative is the prevailing party in any legal proceeding brought by Executive or the Personal Representative to enforce this Agreement, Executive or Executive's estate shall be entitled to receive reasonable attorney's fees and expenses from CTS. Similarly, if CTS prevails in any legal proceeding brought by either party to enforce this Agreement, CTS shall be entitled to receive its reasonable attorney's fees and expenses.

CTS CORPORATION

By:______________________________
Roger R. Hemminghaus
Chairman of the Board

EXECUTIVE

By: ____________________________________
Vinod M. Khilnani